Exhibit 5.1

POULTON & YORDAN
ATTORNEYS AT LAW

December 28, 2015

Board of Directors
Pacific Health Care Organization, Inc.
1201 Dove Street, Suite 300
Newport Beach, California 92660

Re: Registration Statement on Form S-8; 50,000 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as counsel to Pacific Health Care Organization, Inc., a Utah corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 50,000 shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Company issuable pursuant to the Company’s 2005 Stock Option Plan (the “Plan”) as described in the Company’s Registration Statement on Form S-8 (as may subsequently be amended, the “Registration Statement”).

We have examined a signed copy of the Registration Statement as filed with the Securities and Exchange Commission. We have also examined and relied upon the minutes of the meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation, as amended, the Bylaws, as amended, of the Company, the Plan and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth, and we have made no independent investigation of such matters.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the Utah Revised Business Corporations Act and we express no opinion with respect to any other laws.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, it is our opinion that the Shares have been duly authorized for issuance and, when such Shares are issued and paid for in accordance with the terms and conditions of the Plan and pursuant to the agreements that accompany the Plan, such Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

POULTON & YORDAN 324 SOUTH 400 WEST, SUITE 250 SALT LAKE CITY, UTAH 84101	TELEPHONE: 801-355-1341 FAX: 801-355-2990 POST@POULTON-YORDAN.COM

Pacific Health Care Organization, Inc.
December 28, 2015

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and may be relied upon by you and by person entitled to rely upon it pursuant to the Securities Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

POULTON & YORDAN

/s/ Poulton & Yordan
Attorneys at Law